Exhibit 12C
                                                                 Page 1 of 2

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED

                                                       Three Months Ended
                                                  -----------------------
                                                    March 31,       March 31,
                                                      2000             1999
                                                  -----------      --------


OPERATING REVENUES                                 $203,056         $229,157
                                                    -------          -------

OPERATING EXPENSES                                  147,737          152,905
  Interest portion of rentals (A)                       255            1,466
                                                    -------          -------
      Net expense                                   147,482          151,439
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 213              187
  Other income, net                                   2,771            1,133
                                                    -------          -------
      Total other income and deductions               2,984            1,320
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $ 58,558         $ 79,038
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 11,935         $ 12,088
  Other interest (B)                                  2,364            2,672
  Interest portion of rentals (A)                       255            1,466
                                                    -------          -------
      Total fixed charges                          $ 14,554         $ 16,226
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     4.02             4.87
                                                       ====             ====

Preferred stock dividend requirement               $    -           $     66
Ratio of income before provision for
  income taxes to net income (C)                      166.1%           191.3%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                     -                126
Fixed charges, as above                              14,554           16,226
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 14,554         $ 16,352
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        4.02             4.83
                                                       ====             ====

                                                                  Exhibit 12C
                                                                  Page 2 of 2

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                 ----------------------------------------------
                                    UNAUDITED

NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for trust preferred securities of $1,838 for the three month period ended March 31, 2000, and amount for company-obligated mandatorily redeemable preferred securities of $2,250 for the three month period ended March 31, 1999.

(C) Represents income before provision for income taxes of $44,004 and $62,812 for the three month periods ended March 31, 2000 and 1999, respectively, divided by net income of $26,493 and $32,832, respectively for the same periods.